SEPARATION AGREEMENT
                              --------------------

This SEPARATION AGREEMENT ("AGREEMENT"), between Frank Ulakovich, referred to as "FU", and Isemployment.com, Inc., a Wyoming corporation, referred to as "COMPANY"

                              W I T N E S S E T H:

        A. WHEREAS, COMPANY is a corporation organized under the laws of Wyoming.
        B. WHEREAS, FU and the COMPANY are willing to terminate all business relationships.
        C. WHEREAS, the FU shall forgive and release the Corporation for any and all claims or entitlements for all employment issues.
        D. WHEREAS, COMPANY and FU will benefit from the transactions contemplated hereby and desire to implement the contemplated transaction.


        NOW, THEREFORE, it is agreed among the parties as follows:


DEFINITIONS

"Effective Date"        The effective date of this  agreement  shall be the 16th
                        day of October 2002.

"Employment
Contract"               All  contracts  for   employment   between  FU  and  the
                        corporation.



TERMS

FU will immediately resign his positions as Chairman of the Board and Secretary.


                                     CLAIMS

IN CONSIDERATION of TEN DOLLARS CDN ($10), the forgiveness to the COMPANY, in the amount claimed by FU, the receipt and sufficiency of which is hereby acknowledged, both parties forever release, remise and discharge each other, their subsidiaries, affiliates, predecessors, successors, divisions, joint ventures, business partners, parent companies and related companies, and all of their officers, directors, employees, agents, insurers, heirs, executors and assigns, jointly and severally from any and all actions, causes of action, contracts (whether express or implied), claims and demands for damages, loss or injury, suits, debts, sums of money, indemnity, expenses, interest, costs and claims of any and every kind and nature whatsoever, at law or in equity, which against each other have ever had, now have, or can hereafter have by reason of or arising out of any cause or causes whatsoever existing up to and inclusive of the date of this Release, including, without limiting the generality of the foregoing, in connection with the COMPANY;

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                                  UNDERSTANDING

AND WE HEREBY DECLARE that we have had the opportunity to seek independent legal advice with respect to the matters addressed in this Release and the terms of settlement which have been agreed to by the FU and the COMPANY and that we fully understand this Release and the terms of settlement. We have not been influenced by any representations or statements made by or on behalf of the COMPANY. We hereby voluntarily accept the said terms for the purpose of making full and final compromise, adjustment and settlement of all claims as aforesaid.

                               COMPLETE AGREEMENT

We understand and agree that this Release and the Settlement Agreement attached hereto contain the entire agreement between the FU and the COMPANY and that the terms of this Release and the Settlement Agreement are contractual and not a mere recital.

SEPARATED EMPLOYEE:

To:     Frank Ulakovich
        6213 Riverside Dr. East
        Windsor, Ontario, N9S 1C1


COMPANYS:

To:     Isemployment.com, Inc.
        213-380 Pellisier Street
        Windsor, Ontario, N9A 6W8

or such other addresses as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date received.

                IN WITNESS WHEREOF, the parties have set their hands this 16th day of October 2002


_______________________________
Frank Ulakovich

COMPANY:

X _____________________________
Isemployment.com, Inc.